Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Alpha and Omega Semiconductor Limited (the “Company”) of our report dated August 29, 2023 relating to the consolidated financial statements, the financial statement schedule, and the effectiveness of internal control over financial reporting of the Company, which appears in the Company’s Annual Report on Form 10-K for the year ended June 30, 2023.

/s/ Baker Tilly US, LLP

Mountain View, California
May 8, 2024